UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                                          Commission File Number 001-33676

                                 Encore Energy Partners LP
(Exact name of registrant as specified in its charter)

5847 San Felipe, Suite 3000
Houston, Texas  77057
                                                                                            (832) 327- 2255
           (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

       Common Units
(Title of each class of securities covered by this Form)

                                                               None
(Titles of all other classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, Encore Energy Partners LP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 12, 2011                                           ENCORE ENERGY PARTNERS LP
By:  Encore Energy Partners GP LLC, its General Partner

                                                                                                         By:        /s/ Scott W. Smith
Name:   Scott W. Smith
Title:	President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.  The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.  The name and title of the person signing the form shall be typed or printed under the signature.